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                                                                    Exhibit 23.2

                               ARTHUR ANDERSEN LLP


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Brooke Group Ltd.

We consent to the incorporation by reference of our report dated January 23, 1998 in the registration statements on Form S-3 (No. 33-38869 and No. 33-63119) and Form S-8 (No. 333-24217) of Brooke Group Ltd., relating to the consolidated balance sheets of Thinking Machines Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and the period from February 8, 1996 (inception) to December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of New Valley Corporation.

Arthur Andersen LLP

/s/ Arthur Andersen LLP
-----------------------

Boston, Massachusetts
April 3, 1998